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                                                                       EX-10.(q)

June 28, 1996



Tom Kobayashi, Chairman
EDnet, Inc.
One Union Street
San Francisco, CA  94111

Dear Tom:                                     RE:      REG-D OFFERING ENGAGEMENT

The purpose of this letter is to confirm Morgan Fuller's engagement by EDnet, Inc. ("EDnet" or the "Company") to act as Placement Agent in the completion of the Company's current private offering of $3,000,000 of Units (consisting of one share of Common Stock and One Warrant). However, the Company reserves the right to place up to $1 million of the total $3 million financing using its own efforts and investor sources. The following summarizes our mutual understandings:

PLACEMENT AGENT PROVISIONS

1. Morgan Fuller will use its best efforts to complete the placement of the $3 million of Common Stock and Warrants ("Shares") at $3.00 per share in accordance with the terms and provisions set forth in the Company's "Subscription, Representation and Securities Transfer Restriction Agreement" dated June 25, 1996.

2. CLOSINGS. We would expect that the first closing of a minimum $500,000 would occur on or about July 15, 1996, with subsequent closings at appropriate mutually agreed to intervals between now and the August 31, 1996 subscription expiration date.

PLACEMENT AGENT FEES

The Company shall pay to Morgan Fuller for its services hereunder as Placement Agent at each closing for the sale of the securities a cash fee equal to 8% on funds realized from Morgan Fuller's brokerage efforts, and a 5% cash fee on all other funds raised under the $3 million offering which Morgan Fuller does not broker. Morgan Fuller will receive that number of warrants to purchase common stock of the Company at an exercise price equal to 20% of the value of the securities sold by it at each closing divided by the market bid price of the securities on the day of closing. As is referenced above, the Company has raised $635,000 of funds and reserves the right to raise an additional $365,000 without Morgan Fuller's participation in


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Tom Kobayashi, Chairman
June 28, 1996
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warrants issuance for raising money in the financing. All such funds raised by the Company up to the agreed to $1 million maximum will be exempt from any Placement Agent warrants or cash fees.

MISCELLANEOUS PROVISIONS

(a) EXPENSES. The Company hereby agrees, from time to time upon request, to reimburse Morgan Fuller for all reasonable travel and out-of-pocket costs.

(b) INDEMNITY. The Company will enter into a separate standard agreement providing for the mutual indemnification of the parties in connection with this engagement.

(c) TERMINATION OF ENGAGEMENT. Morgan Fuller's engagement hereunder may be terminated by either the Company or Morgan Fuller at any time, with or without cause, upon written advice to that effect to the other party provided however that Morgan Fuller will be entitled to its full fee as specified above.

(d) GOVERNING LAW. This letter agreement and due related indemnification letter referred to above shall be deemed made in California. Such agreements shall be governed by the laws of California without regard to such state's rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

(e) BENEFIT AND USE OF SERVICES PROVIDED. The Company expressly acknowledges that all advice (written or oral) given by Morgan Fuller to the Company in connection with this engagement are intended solely for the benefit and use of the Company (including its management, directors, and attorneys). The Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Morgan Fuller be made by EDnet (or such persons) (without the prior written consent of Morgan Fuller, which consent shall not be unreasonably withheld.

(f) BASIS OF SERVICES PROVIDED. The Company expressly acknowledges that Morgan Fuller has been retained solely as a placement agent in this engagement and not as an advisor or agent of any other person, and that the Company's engagement of Morgan Fuller is not intended to confer rights upon any persons not a party hereto (including shareholders, employees, or creditors of the Company) as against Morgan Fuller, Morgan Fuller's affiliates, or their respective directors, officers, agents and employees.



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Tom Kobayashi, Chairman
June 28, 1996
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Please confirm that the foregoing is in accordance with your understandings and agreements with Morgan Fuller by signing and returning to Morgan Fuller the duplicate of this letter enclosed herewith.

Very truly yours,                                ACCEPTED AND AGREED

MORGAN FULLER CAPITAL GROUP, L.L.C.              EDNET, INC.


By: /s/Gordon R. Taubenheim                      By: /s/Tom Kobayashi
    ------------------------------                   --------------------------
       Gordon R. Taubenheim                             Tom Kobayashi
       Managing Director                                Chairman & Chief
                                                        Executive Officer